Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Reports Third Quarter 2007 Financial Results
•	Operating income of $139 million year-to-date (up 88 percent over prior year) on strong results in both Fabricated Products and Primary Products
•	43 percent increase in year-to-date operating income for Fabricated Products
•	Strong heat treat shipments year-to-date from robust demand for aerospace and defense-related products
•	$230 million organic growth initiatives remain on track
FOOTHILL RANCH, Calif., November 14, 2007 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $25 million for the third quarter 2007 compared to net income of $14 million in the period from July 1 through September 30, 2006. The 2007 results for the third quarter were net of an income tax provision of $20 million, approximately $15 million of which is non-cash. The non-cash tax provision is recorded despite the existence of significant net operating loss carryforwards and other tax attributes, the benefits of which are reflected in stockholders’ equity in accordance with fresh start accounting. The company, which emerged from Chapter 11 on July 6, 2006, additionally had reported a $3.1 billion non-cash gain associated with the implementation of its plan of reorganization and fresh-start accounting in the 2006 period.
For the nine months ended September 30, 2007, the company reported net income of $77 million, compared to net income of $65 million, excluding a $3.1 billion non-cash gain associated with the implementation of its plan of reorganization and fresh-start accounting and other reorganization related expenses in the 2006 period. The 2007 results for the nine months were net of an income tax provision of $64 million, approximately $48 million of which is non-cash.
Net sales for the third quarter of 2007 increased 11 percent to $367 million, compared to $331 million for the third quarter of 2006. Net sales for the first nine months of 2007 increased 12 percent to $1.14 billion from $1.02 billion for the same period the previous year. The increase in both periods reflects the pass through to Fabricated Products customers of higher metal prices, higher shipments, favorable product mix, and improved value-added pricing.
“The company’s earnings for both the quarter and year-to-date reflect strong results in both our Fabricated Products and Primary Products segments,” said Jack A. Hockema, chairman, president, and CEO of Kaiser Aluminum.
Fabricated Products — Operating income in Fabricated Products increased to $40 million for the third quarter of 2007, compared to $29 million in the prior-year period. Strong shipments of heat treat plate for aerospace and defense applications contributed to a richer product mix, more than offsetting continued weakness in demand for ground transportation and general industrial applications. Additionally, favorable cost performance largely offset higher major maintenance expenses and other costs. The current period results reflect a $10 million LIFO benefit and $10 million of metal losses, both of which are considered non-run-rate items, compared to a $3 million LIFO benefit and $3 million of metal losses in the prior-year period.
Operating income in Fabricated Products for the first nine months of 2007 totaled $129 million compared to $90 million for the same period in 2006. Operating income year-to-date 2007 included a favorable impact of approximately $37 million from increased shipments and stronger value-added pricing for heat treat plate, led by strength in demand for aerospace and defense-related applications. This was partially offset by a $6 million unfavorable impact of shipments and value-added pricing for ground transportation and other industrial products. Operating income for 2007 also reflected unfavorable cost performance and higher major maintenance expenses. Additionally, operating income also benefited approximately $4 million due to lower depreciation expense. The year-to-date results reflect an $8 million LIFO benefit and $7 million of metal loss, both of which are considered non-run-rate items, compared to an $18 million LIFO charge and $14 million of metal gains for the same period in 2006.
“The strong financial results for the quarter and year-to-date were a step change from prior year driven by additional sales made possible by the Trentwood expansion,” added Hockema. “Robust demand for aerospace and defense-related applications continues, although increasing at a slower rate than anticipated.
“Demand in ground transportation and general industrial markets remained soft, and we expect normal seasonality for the rest of the year. Although rod and bar destocking continued in the third quarter, with service center inventories at historic lows we expect restocking to occur when demand eventually begins to strengthen.”
Primary Products — Operating income in Primary Products was $13 million for the third quarter of 2007, compared to $3 million for the same period of 2006. Strong results for the third quarter were driven by improved contractual pricing for alumina as well as favorable realized hedging results. Operating income benefited from favorable mark-to-market adjustments of $4 million, compared to $1 million in the prior year period.
Operating income for the first nine months of 2007 in Primary Products totaled $32 million compared to $15 million for the prior year period. Strong results were driven by increases in aluminum prices, improved contractual pricing for alumina and favorable realized hedging results. Operating income included favorable mark-to-market adjustments of $4 million, compared to $8 million in the prior year period.
Corporate Highlights — The company reported that its previously-announced organic investment initiatives totaling $230 million, including a $139 million investment to expand heat treat capacity and a $91 million program to improve efficiencies in the company’s rod, bar and tube value streams continue as planned.

“Our organic growth program has strong momentum and is delivering results,” added Hockema. “The Trentwood expansion will provide another step change in 2008, and intensive work has begun on our rod, bar and tube efficiency initiative.”
Kaiser Aluminum will host a conference call for investors, analysts and news media that will be accessible live via the Internet to discuss third quarter results. Interested parties are welcome to listen today at 10:00 a.m. PST by navigating to the following URL: http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An archive of the call will be available thereafter at the same location until December 14, 2007.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company’s 11 plants in North America annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1080
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties, and that actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including global supply and demand conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets; (c) the company’s ability to complete its expansion and other organic growth projects as planned and by targeted completion dates; (d) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (e) customer performance; (f) changes in competitive factors in the markets served by the company; (g) developments in technology used by the company, its competitors or its customers; (h) changes in accounting that may affect the company’s reported earnings, operating income or results; and (i) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2006. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

		Three Months Ended			Nine Months Ended
		September 30, 2006			September 30, 2006
		Period from			Period from	Predecessor
		July 1, 2006		Nine Months	July 1, 2006	Period from
		through	Predecessor	Ended	through	January 1,
	Quarter Ended	September 30,	July 1,	September 30,	September 30,	2006
	September 30, 2007	2006	2006	2007	2006	to July 1, 2006
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
Net sales	$366.7	$331.4	$—	$1,144.0	$331.4	$689.8

Costs and expenses:
Cost of products sold	303.3	291.8	—	954.4	291.8	596.4
Depreciation and amortization	3.0	2.8	—	8.3	2.8	9.8
Selling, administrative, research and development, and general (2)	17.8	18.0	—	56.0	18.0	30.3
Other operating (benefits) charges, net (3)	(1.4)	(2.9)	—	(13.7)	(2.9)	.9

Total costs and expenses	322.7	309.7	—	1,005.0	309.7	637.4

Operating income	44.0	21.7	—	139.0	21.7	52.4
Other income (expense):
Interest expense (excluding unrecorded contractual interest expense of $47.4 for the period from January 1, 2006 to July 1, 2006)	(1.0)	—	—	(2.2)	—	(.8)
Reorganization items	—	—	3,105.3	—	—	3,090.3
Other — net	1.8	.9	—	4.1	.9	1.2

Income before income taxes and discontinued operations	44.8	22.6	3,105.3	140.9	22.6	3,143.1
Provision for income taxes (4)	(20.0)	(8.3)	—	(64.3)	(8.3)	(6.2)

Income from continuing operations	24.8	14.3	3,105.3	76.6	14.3	3,136.9
Income from discontinued operations, net of income taxes	—	—	—	—	—	4.3

Net income	$24.8	$14.3	$3,105.3	$76.6	$14.3	$3,141.2

Earnings per share — Basic: (5)
Income from continuing operations	$1.24	$.72	$38.98	$3.83	$.72	$39.37

Income from discontinued operations	$—	$—	$—	$—	$—	$.05

Net income per share	$1.24	$.72	$38.98	$3.83	$.72	$39.42

Earnings per share — Diluted (same as basic for Predecessor): (5)
Income from continuing operations	$1.22	$.72		$3.77	$.72

Income from discontinued operations	$—	$—		$—	$—

Net income per share	$1.22	$.72		$3.77	$.72

Weighted average number of common shares outstanding (000):
Basic	20,026	20,002	79,672	20,010	20,002	79,672

Diluted	20,326	20,029	79,672	20,291	20,029	79,672

     Notes follow on pages 6 and 7.

(1)	The Company and its subsidiaries which included all of the Company’s core fabricated products facilities and operations and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an interest in a smelter in the United Kingdom, emerged from chapter 11 on July 6, 2006 (the “Effective Date”) pursuant to the Company’s Second Amended Plan of Reorganization (the “Plan”). Pursuant to the Plan, all material pre-petition debt, pension, post-retirement medical obligations and asbestos and other tort liabilities, along with other pre-petition claims (which in total aggregated at June 30, 2006 approximately $4.4 billion) were addressed and resolved. Pursuant to the Plan, the interests of the Company’s pre-emergence stockholders were cancelled without consideration. Equity of the newly emerged Kaiser was issued and delivered to a third-party disbursing agent for distribution to claimholders pursuant to the Plan.

As a result of the Company’s emergence from chapter 11 on the Effective Date, the Company applied “fresh start” accounting to its opening July 2006 consolidated financial statements as required by American Institute of Certified Professional Accountants (“AICPA”) Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As such, the Company adjusted its stockholders’ equity to equal the reorganization value at the Effective Date. Items such as accumulated depreciation, accumulated deficit and accumulated other comprehensive income (loss) were reset to zero. The Company allocated the reorganization value to its individual assets and liabilities based on their estimated fair value. Items such as current liabilities, accounts receivable, and cash reflected values similar to those reported prior to emergence. Items such as inventory, property, plant and equipment, long-term assets and long-term liabilities were significantly adjusted from amounts previously reported.

The accompanying financial statements include the financial statements of the Company both before and after emergence from chapter 11 bankruptcy in July 2006. Financial information related to the Company after emergence is generally referred to throughout this report as “Successor” information. Information of the Company before emergence is generally referred to as “Predecessor” information. The financial information of the Successor entity is not comparable to that of the Predecessor given the impacts of the Plan, implementation of fresh start reporting and other factors.

Income (loss) per share of the Predecessor is not meaningful because all equity interests of the Company’s stockholders prior to the Company’s July 6, 2006 emergence from chapter 11 were cancelled without consideration.

(2)	Selling, administrative, research and development, and general expense for the quarter ended September 30, 2007 includes non-cash compensation charges of $2.3 of which $2.2 related to vested and non-vested common shares and restricted stock units and $.1 related to stock options. Selling, administrative, research and development, and general expense for the nine month period ended September 30, 2007 includes non-cash compensation charges of $6.8 of which $6.6 related to vested and non-vested common shares and restricted stock units and $.2 related to stock options.

(3)	Other operating benefits (charges), net for the quarter and nine month periods ended September 30, 2007 and 2006, was as follows:

		Three Months Ended
		September 30, 2006
		Period from
		July 1, 2006
	Quarter Ended	through	Predecessor
	September 30,	September 30,	July 1,
	2007	2006	2006
Resolution of contingencies relating to sale of property prior to emergence — Corporate	$1.6	$—	$—
Resolution of a “pre-emergence” contingency — Corporate	—	3.0	—
Post-emergence chapter 11- related items — Corporate	(.5)	—	—
Other	.3	(.1)	—

	$1.4	$2.9	$—

		Nine Months Ended
		September 30, 2006
		Period from	Predecessor
		July 1, 2006	Period from
		through	January 1, 2006
	Nine Months Ended	September 30,	to July 1,
	September 30, 2007	2006	2006
Reimbursement of amounts paid in connection with sale of Company’s interests in and related to QAL-Corporate:
AMT	$7.2	$—	$—
Professional fees	1.1	—	—
Resolution of a “pre-emergence” contingency — Corporate	—	3.0	—
Pension Benefit Guaranty Corporation (“PBGC”) settlement — Corporate	1.3	—	—
Non-cash benefit resulting from settlement of a $5 claim by the purchaser of the Gramercy, Louisiana alumina refinery and Kaiser Jamaica Bauxite Company for payment of $.1 — Corporate	4.9	—	—
Resolution of contingencies relating to sale of property prior to emergence — Corporate	1.6	—	—
Post-emergence chapter 11- related items — Corporate	(2.5)	—	—
Other	.1	(.1)	(.9)

	$13.7	$2.9	$(.9)

(4)	Provision for income taxes for continuing operations for the quarter ended September 30, 2007 and 2006 include foreign income taxes of approximately $5.0 and $5.6, respectively. Provision for income taxes for continuing operations for the nine month periods ended September 30, 2007 and 2006 include provision for foreign income taxes of approximately $15.8 and $12.6, respectively. Foreign taxes for the post emergence period primarily represent Canadian income taxes in respect of operations of the London, Ontario facility and United Kingdom income taxes in respect of the Company’s ownership interest in Anglesey.

Although the Company had approximately $981 at December 31, 2006 of tax attributes available to offset the impact of future income taxes, the Company does not meet the “more likely than not” criteria for recognition of such attributes primarily because the Company does not have sufficient history of paying taxes. As such, the Company recorded a full valuation allowance against the amount of tax attributes available and no deferred tax asset was recognized. The benefit associated with any reduction of the valuation allowance is first utilized to reduce intangible assets with any excess being recorded as an adjustment to Stockholders’ equity rather than as a reduction of income tax expense. Therefore, despite the existence of such tax attributes, the Company expects to record a full statutory tax provision in future periods and accordingly, the benefit of any tax attributes realized will only affect future balance sheets and statements of cash flows. If the Company ultimately determines that it meets the “more likely than not” recognition criteria, the amount of net operating loss carryforwards and the other deferred tax assets would be recorded on the balance sheet and would be recorded as an adjustment to stockholders’ equity.

(5)	Basic earnings per share is computed by dividing earnings by the weighted average number of common shares outstanding during the applicable period. The shares owned by a voluntary employee beneficiary association (“VEBA”) for the benefit of certain union retirees, their surviving spouses and eligible dependents (the “Union VEBA”) that are subject to transfer restrictions, while treated in the balance sheet as being similar to treasury stock (i.e., as a reduction in Stockholders’ equity), are included in the computation of basic shares outstanding in the statement of income because such shares were irrevocably issued and have full dividend and voting rights.

Diluted earnings per share is computed by dividing earnings by the sum of a) the weighted average number of common shares outstanding during the period and b) the dilutive effect of potential common share equivalents consisting of non-vested common shares, restricted stock units and stock options.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Shipments (millions of pounds):
Fabricated Products	135.2	126.2	413.1	399.7
Primary Aluminum	40.0	40.0	118.6	117.1

	175.2	166.2	531.7	516.8

Average Realized Third Party Sales Price (per pound):
Fabricated Products(2)	$2.34	$2.23	$2.39	$2.18
Primary Aluminum(3)	$1.26	$1.25	$1.34	$1.27
Net Sales:
Fabricated Products	$316.2	$281.6	$985.3	$872.5
Primary Aluminum	50.5	49.8	158.7	148.7

Total net sales	$366.7	$331.4	$1,144.0	$1,021.2

Segment Operating Income (Loss):
Fabricated Products(4)(5)	$39.8	$29.1	$129.3	$90.3
Primary Aluminum(6)	13.4	2.8	31.8	15.2
Corporate and Other	(10.6)	(13.1)	(35.8)	(33.4)
Other operating benefits (charges), net(7)	1.4	2.9	13.7	2.0

Total operating income	$44.0	$21.7	$139.0	$74.1

Discontinued operations	$—	$—	$—	$4.3

Reorganization items	$—	$3,105.3	$—	$3,090.3

Net income	$24.8	$3,119.6	$76.6	$3,155.5

Capital expenditures(8)	$15.4	$11.6	$43.1	$39.7

(1)	See Note 1 of Statements of Consolidated Income for a discussion regarding the Company’s emergence from Chapter 11.

The table provides selected operational and financial information on a consolidated basis. The selected operational and financial information after the Effective Date are those of the Successor and are not comparable to those of the Predecessor. However, for purposes of this presentation (in the table above), the Successor’s results for the period from July 1, 2006 through September 30, 2006 have been combined with the Predecessor’s results for the period from January 1, 2006 to July 1, 2006 and are compared to the Successor’s results for the nine months ended September 30, 2007.

(2)	Average realized prices for the Company’s Fabricated Products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(3)	Average realized prices for the Company’s Primary Aluminum segment (also referred to herein as the “Primary Products” segment) exclude hedging revenues.

(4)	Fabricated Products segment operating results for the quarter and nine month periods ended September 30, 2007 include a non-cash LIFO inventory benefit of $10.2 and $8.2, respectively, and metal losses of approximately $9.7 and $6.5, respectively. Operating results for the quarter and nine month periods ended September 30, 2006 include a non-cash LIFO inventory benefit (charge) of $3.3 and $(18.4), metal loss of approximately $2.7 and metal gains of approximately $13.9, respectively.

(5)	Fabricated Products segment operating results include non-cash mark-to-market gains (losses) on natural gas and foreign currency hedging activities totaling $.4 and $(1.6) in the quarters ended September 30, 2007 and 2006, respectively, and $1.7 and $(2.6) in the nine month periods ended September 30, 2007 and 2006, respectively.

(6)	Primary Aluminum segment operating results for the quarter ended September 30, 2007 and 2006 include non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $6.4 and $.5, respectively, and on foreign currency derivatives totaling $(2.1) and $.6, respectively. Primary Aluminum segment operating results for the nine months ended September 30, 2007 and 2006 include non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $8.7 and $(.3), respectively, and on foreign currency derivatives of $(5.2) and $8.4, respectively.

(7)	See Note 3 of Statements of Consolidated Income for information regarding Other operating benefits (charges), net.

(8)	Capital expenditures for the quarter and nine month periods ended September 30, 2007 and 2006 are primarily related to the previously announced $139 million expansion at the Trentwood facility in Spokane, Washington.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(Unaudited)
(In millions of dollars)

	September 30,	December 31,
	2007	2006
Assets
Current assets (2)	$425.8	$384.9
Investments in and advances to unconsolidated affiliate	43.9	18.6
Property, plant, and equipment — net	205.9	170.3
Net assets in respect of VEBAs	90.3	40.7
Other assets	39.6	40.9

Total	$805.5	$655.4

Liabilities & Stockholders’ Equity
Current liabilities	$153.7	$176.4
Long-term liabilities	68.2	58.3
Long-term debt	50.0	50.0
Commitments and contingencies Stockholders’ equity:
Common stock	.2	.2
Additional capital	565.6	487.5
Retained earnings	95.4	26.2
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(131.4)	(151.1)
Accumulative other comprehensive income	4.4	7.9
Treasury stock	(.6)	—

Total stockholders’ equity	533.6	370.7

	$805.5	$655.4

(1)	See Note 1 of Statements of Consolidated Income for a discussion regarding the Company’s emergence from chapter 11.
(2)	Includes Cash and cash equivalents of $101.4 and $50.0 at September 30, 2007 and December 31, 2006, respectively, and inventories of $193.7 and $188.1 at September 30, 2007 and December 31, 2006 respectively.